Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-33671, 333-14017 and 333-69541) and in the Registration Statements on Form S-8 (Nos. 33-56842, 333-18879, 333-40877, 333-73437, 333-78993, 333-101439, 333-128677, 333-128678, 333-128679 and 333-128680) of Rohm and Haas Company of our report dated February 28, 2007, except with respect to our opinion on the consolidated financial statements, insofar as it relates to segments (Note 8), as to which the date is July 11, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 11, 2007

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